Exhibit 99.(m).2

JOHN HANCOCK FUNDS

CLASS R2 SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

December 6, 2011

WHEREAS, each trust listed on Schedule A attached hereto, as such Schedule may be amended from time-to-time to remove or add trusts in the future (collectively, the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for public sale shares of beneficial interest in one or more series (each series a “Fund”);

WHEREAS, the shares of beneficial interest of each Fund are divided into one or more classes, one of which is designated Class R2;

WHEREAS, the Trust desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act for each Fund’s Class R2 shares, and the Board of Trustees of the Trust (the “Board”) has determined that there is a reasonable likelihood that adoption of said plan will benefit Class R2 shares of the Fund and the holders thereof; and

WHEREAS, the Trust has entered into a Distribution Agreement with John Hancock Funds, LLC (the “Distributor”) pursuant to which the Distributor has agreed to serve as Distributor of the Class R2 shares of each Fund;

NOW, THEREFORE, the Trust, with respect to the Class R2 shares, hereby adopts this Plan Pursuant to Rule 12b-1 (“Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.        This Plan applies to the Funds listed on Schedule A attached hereto, as such Schedule may be amended from time-to-time to remove or add trusts and/or series in the future.

2.        A.          Class R2 shares of each Fund shall pay to the Distributor, as compensation for distribution of Class R2 shares and/or for providing services to Class R2 shareholders, a fee at the rate specified for that Fund on Schedule A, such fee to be calculated and accrued and paid daily or at such other intervals as the Board shall determine.

B.           The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Rule 2830 of the NASD Conduct Rules of the Financial Industry Regulatory Authority (“Rule 2830”) remain in effect and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of the activities described in Paragraph 3.B. of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2830. Amounts expended in support of the activities described in Paragraph 3.B. of this Plan will not exceed 0.25% of the Fund’s average daily net assets attributable to Class R2 shares.

3.        A.          As distributor of the Trust’s shares, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class R2 shares of the Funds, including, but not limited to: (i) compensation to selling firms and others (including affiliates of the Distributor) that engage in or support the sale of Class R2 shares of the Funds; and (ii) marketing, promotional and overhead expenses incurred in connection with the distribution of Class R2 shares of the Funds. The Distributor may use service fees to compensate selling firms and others for providing personal and account maintenance services to shareholders.

B.           The Distributor may spend such amounts as it deems appropriate on the administration and servicing of Class R2 shareholder accounts, including, but not limited to, responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; including compensation to organizations and employees who service Class R2 shareholder accounts, and expenses of such organizations, including overhead and telephone and other communications expenses.

4.        Amounts paid to the Distributor by Class R2 shares of the Fund will not be used to pay the expenses incurred with respect to any other class of shares of the Fund; provided, however, that expenses attributable to the Fund as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or average daily net assets of each such class, as may be approved from time to time by a vote of a majority of the Trustees. From time to time, a Fund may participate in joint distribution activities with other Funds and the costs of those activities will be borne by each Fund in proportion to the relative net asset value of each such participating Fund.

5.        Each Fund pays, and will continue to pay, a management fee to John Hancock Advisers, LLC (the “Adviser”) pursuant to a management agreement between the Fund and the Adviser. It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Class R2 shares, including the activities referred to in Paragraph 3 above. To the extent that the payment of management fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class R2 share within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

6.        This Plan shall take effect on December 6, 2011 and shall continue in effect with respect to each Fund for successive periods of one year from its execution for so long as such continuance is specifically approved with respect to such Fund at least annually together with any related agreements, by votes of a majority of both: (a) the Board; and (b) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule

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12b-1 Trustees”), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

7.        Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.        This Plan may be terminated without penalty with respect to a Fund at any time: (a) by the vote of a majority of the Board and the Independent Trustees, or by a vote of a majority of the Fund’s outstanding Class R2 shares; or (b) upon 60 days’ written notice to the Distributor. The Distributor may terminate the Plan without penalty with respect to any Fund upon 60 days’ written notice to the Trust.

9.        This Plan may not be amended to increase materially the amount of fees to be paid by any Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Class R2 shares of that Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 6 hereof for annual approval.

10.      While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

11.      The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, each Trust has executed this Plan Pursuant to Rule 12b-1 as of the day and year set forth below.

EACH TRUST LISTED ON SCHEDULE A ATTACHED HERETO

On behalf of each series of the Trust, as applicable,

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	Senior Vice President and
Chief Operating Officer

JOHN HANCOCK FUNDS, LLC

By:	/s/ Keith F. Hartstein
Name:	Keith F. Hartstein
Title:	President and Chief Executive Officer

DATE: December 6, 2011

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JOHN HANCOCK FUNDS

CLASS R2 SHARES

PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

Class R2 shares of the following series of the following trusts are subject to this Plan Pursuant to Rule 12b-1, at the annual fee rates specified:

Trust/Series	Fee*
John Hancock Bond Trust
John Hancock Government Income Fund	0.25%
John Hancock High Yield Fund	0.25%
John Hancock Investment Grade Bond Fund	0.25%
John Hancock California Tax-Free Income Fund
John Hancock California Tax-Free Income Fund	0.25%
John Hancock Capital Series
John Hancock Classic Value Fund	0.25%
John Hancock U.S. Global Leaders Growth Fund	0.25%
John Hancock Current Interest
John Hancock Money Market Fund	0.25%
John Hancock Investment Trust
John Hancock Balanced Fund	0.25%
John Hancock Global Opportunities Fund	0.25%
John Hancock Large Cap Equity Fund	0.25%
John Hancock Small Cap Intrinsic Value Fund	0.25%
John Hancock Sovereign Investors Fund	0.25%
John Hancock Investment Trust II
John Hancock Financial Industries Fund	0.25%
John Hancock Regional Bank Fund	0.25%
John Hancock Small Cap Equity Fund	0.25%
John Hancock Investment Trust III
John Hancock Greater China Opportunities Fund	0.25%
John Hancock Municipal Securities Trust
John Hancock High Yield Municipal Bond Fund	0.25%
John Hancock Tax-Free Bond Fund	0.25%

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Trust/Series	Fee*
John Hancock Series Trust
John Hancock Mid Cap Equity Fund	0.25%
John Hancock Sovereign Bond Fund
John Hancock Bond Fund	0.25%
John Hancock Strategic Series
John Hancock Strategic Income Fund	0.25%
John Hancock Tax-Exempt Series Fund
John Hancock Massachusetts Tax-Free Income Fund	0.25%
John Hancock New York Tax-Free Income Fund	0.25%

* Expressed as a Percentage of Average Daily Net Assets of Class R2 shares

DATE:  December 6, 2011.

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